Exhibit 10.1

September 28, 2025

Thomas R. Palmer
BY EMAIL

Re:      Service as Strategic Advisor

Dear Tom:

On behalf of Newmont Corporation (the “Company”) and its Board of Directors (the “Board”), thank you for your many years of service to the Company, and your willingness to provide continued support and expertise to the Company as a Strategic Advisor to the Chief Executive Officer (“Strategic Advisor”) subsequent to your retirement from your position as the Chief Executive Officer and member of the Board of Directors of the Company (the “Board”) on December 31, 2025.

This letter agreement (this “Letter Agreement”) sets forth the terms of your employment as Strategic Advisor, effective as of January 1, 2026 (the “Effective Date”). In the event that your employment terminates for any reason prior to the Effective Date, this Letter Agreement will be null and void ab initio.

1.	Position and Duties. On the Effective Date, you will assume the position of Strategic Advisor and your service as the Chief Executive Officer and a member of the Board will cease. In the position of Strategic Advisor, you will have the duties and responsibilities assigned to you by the Chief Executive Officer or the Board. In such role, you will remain a full-time employee of the Company but will not be an officer of the Company for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise.

2.	Term. The term of your employment as Strategic Advisor hereunder will commence on the Effective Date and will continue until March 31, 2026 or, if earlier, such date as your employment with the Company is terminated for any reason (the “Term”).

3.	Base Salary. During the Term, you will continue to receive your annual base salary at the rate in effect as of the date of this Letter Agreement. The Company will pay your base salary in accordance with its normal payroll practices and procedures.

4.	Annual Bonus. You will remain eligible for a bonus under the Company’s annual incentive program for the 2025 fiscal year based on actual performance results and subject to the terms and conditions of the program. You will be not be eligible for a bonus under the Company’s annual incentive program with respect to the 2026 fiscal year.

5.	Equity Awards. During the Term, you will not be eligible to receive any new equity awards. In consideration of your commitments pursuant to this Letter Agreement, including the restrictive covenants set forth in Section 8 hereof, the Performance Stock Unit Agreement for the performance stock units granted to you on February 26, 2024 is hereby amended to provide that, if you remain employed as Strategic Advisor through March 31, 2026, such performance stock units will remain outstanding and nonforfeitable until the end of the performance period for such award and will otherwise remain subject to all other terms and conditions of such award agreement, including the performance conditions (“2024 PSU Vesting”). All other Company equity awards granted to you prior to the Effective Date that remain outstanding and unvested as of the Effective Date will continue to vest during the Term in accordance with their terms and, upon your termination of employment at or prior to the end of the Term, will be treated in accordance with the terms set forth in the applicable award agreement.

6.	Benefits. During the Term, you will be entitled to participate in the Company’s employee benefit plans on the same terms as other senior executives of the Company.

7.	Termination. You or the Company may terminate your employment for any reason or no reason at any time. Upon any termination of your employment, you will be entitled to receive only (i) any accrued but unpaid base salary, and (ii) any other amounts or benefits to which you are entitled under the terms of any plan, program, policy, practice or contract of the Company through the date of your termination of employment (collectively, the “Accrued Obligations”). Commencing as of the Effective Date, you will no longer be eligible for the Company’s Executive Severance Plan.

8.	Restrictive Covenants. You and the Company acknowledge and agree that you have received adequate consideration with respect to enforcement of the provisions of this Section 8 by virtue of entering into this Letter Agreement, including the 2024 PSU Vesting, that such provisions are reasonable and properly required for the adequate protection of the business of the Company and its subsidiaries (collectively the “Company Group”) and that enforcement of such provisions will not prevent you from earning a living.

a.	Noncompetition, Nonsolicitation and No-Hire. You agree to comply with the provisions of this Section 8(a) during the period of your employment with the Company and during the twelve (12)-month period immediately following your termination of employment, regardless of the reason for such termination of employment, as follows:

i.	Non-Competition. You will not, directly or indirectly, own any interest in, provide any financing to, manage, control, participate in, consult with, or render services to any company listed in Appendix A (each, a “Restricted Company”) in the Restricted Area. For purposes of this Letter Agreement, “Restricted Area” means each State of the United States or other jurisdiction, or specified portions thereof, in which the Company Group engages in business during your employment or at the time your employment terminates, including without limitation the state of Colorado, and the countries of Canada, Mexico, Dominican Republic, Peru, Suriname, Argentina, Chile, Australia, Papua New Guinea, Ecuador, Fiji and Ghana.

ii.	Employee Nonsolicit and No-Hire. You will not, directly or indirectly, either for your own benefit or purpose or for the benefit or purpose of any individual or entity other than the Company Group, employ or offer to employ, call on, or actively interfere with the Company Group’s relationship with, or attempt to divert or entice away, any individual who (A) is an employee of any member of the Company Group at the time of your termination of employment or (B) was an employee of any member of the Company Group during the twelve (12) months immediately preceding your termination of employment. You also will not assist any other individual or entity in such activities.

b.	Confidentiality. During your employment with the Company and thereafter, regardless of the reason for termination of such employment, you will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Company Group whether or not conceived of or prepared by you, other than (i) information generally known in the Company’s industry or acquired from public sources, (ii) as required in the course of employment by the Company, (iii) as required by any court, supervisory authority, administrative agency or applicable law, or (iv) with the prior written consent of the Company. Nothing herein, including this Section 8(b), is intended to limit you from affirmatively reporting to any governmental entity, regulator, or self-regulatory organization (including the Securities and Exchange Commission) regarding possible violations of law or regulation or prevent you from collecting a monetary award in respect thereof. You further understand and agree that you are not required to contact or receive consent from the Company before engaging in such communications with any such authorities. However, if you receive a court order or valid and effective subpoena, interrogatory, or similar legal process not involving a governmental agency or regulatory body that requires disclosure of any confidential business or technical information or trade secret, before making any disclosure you must promptly notify the Company in writing of the order or other legal process.

c.	Enforcement Provisions. You understand and agree to the following provisions regarding enforcement of the covenants in this Section 8:

i.	Equitable Remedies. A breach of the provisions of Sections 8(a)-(c) will cause the Company irreparable harm, and the Company will therefore be entitled to seek issuance of immediate, as well as permanent, injunctive relief restraining you, and each and every person and entity acting in concert or participating with you, from initiation and/or continuation of such breach.

ii.	Tolling Period. If it becomes necessary or desirable for the Company to seek compliance with the provisions of Section 8(a) by legal proceedings, the period during which you will comply with said provisions will extend for a period of twelve (12) months from the date the Company institutes legal proceedings for injunctive or other relief.

iii.	Reform. If any of Sections 8(a)-(c) are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which the restriction applies, it is the intent of both parties that the court reduce and reform the restriction so as to apply the greatest limitations considered enforceable by the court.

iv.	Waiver of Jury Trial. Each of you and the Company hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 8(a)-(c).

v.	Application of Defend Trade Secrets Act. Regardless of any other provision in this Section 8, you may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing trade secrets under certain limited circumstances as allowed by 18 U.S.C. § 1833(b).

vi.	Governing Law and Jurisdiction. This Section 8 shall be governed by and construed under the laws of the State of Colorado. Any dispute or claim arising out of or relating to Sections 8(a)-(c) or claim of breach thereof may be brought in the courts of the State of Colorado. You and the Company hereby consent to the exclusive jurisdiction of such court and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with this Section 8.

vii.	Colorado Requirements. You agree that you have been provided the notice required in subsection (4) of C.R.S. § 8-2-113 of Colorado law and have had 14 days following the date of such notice before the obligations under this Section 8 became effective. You acknowledge that you are bound by the restrictive covenants in this Section 8, to the extent allowed by Colorado law.

9.	Cooperation in Legal Proceedings and Investigations. You agree that, after your termination of employment with the Company for any reason, upon the request of the Company, you will reasonably cooperate with and assist the Company in undertaking and preparing for legal, regulatory and/or other proceedings or investigations, in any case, relating to any affairs of the Company and/or the other members of the Company Group with respect to which you were involved, or gained knowledge of, during your employment with the Company.

10.	Miscellaneous

a.	Notices. All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to you:	At the most recent address on file at the Company.

If to the Company:	Newmont Corporation
6900 E Layton Ave
Denver, Colorado 80237
Attention: Chief Legal Officer

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

b.	Governing Law. This Letter Agreement will be governed by the laws of the State of Colorado, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

c.	Entire Agreement. This Letter Agreement, together with the any Company equity award agreements to which you are party, contain the entire agreement between you and the Company with respect to your service as Strategic Advisor and supersede any and all prior understandings or agreements, whether written or oral, with respect to such service.

d.	Amendments. No provision of this Letter Agreement will be modified or amended except by an instrument in writing duly executed by the parties hereto. No waiver by any party of any breach by the other party of any term or provision hereof will be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.

e.	Successors. This Letter Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Letter Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

f.	Survivability. The provisions of this Letter Agreement that by their terms call for performance subsequent to the termination of either your employment or this Letter Agreement (including the 2024 PSU Vesting and the terms of Section 8) will so survive such termination.

g.	Tax Withholding. The Company and its affiliates may withhold from any amounts payable under this Letter Agreement such federal, state, local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation.

h.	Section 409A. It is intended that payments and benefits made or provided under this Letter Agreement will not result in penalty taxes or accelerated taxation pursuant to Section 409A. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A will be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Letter Agreement will be treated as a separate payment of compensation.

i.	Counterparts. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

To confirm the foregoing terms are acceptable to you, please execute and return the copy of this Letter Agreement, which is enclosed for your convenience.

Very truly yours,

Newmont Corporation

By:	/s/ Gregory H. Boyce
	Name:	Gregory H. Boyce
	Title:	Chair of the Board of Directors

Acknowledged and agreed:

/s/ Thomas R. Palmer
Thomas R. Palmer

[Signature Page to Letter Agreement]

Appendix A

Agnico Eagle Mines Limited

Anglo American plc

AngloGold Ashanti plc

Australian Bullion Company (NSW) Pty Ltd

Barrick Gold Corporation

Freeport-McMoRan Inc.

Glencore plc

Gold Fields Ltd

Kinross Gold Corporation

MKS PAMP GROUP Limited (UK)

Mitsubishi Materials Corporation

Sumitomo Metals Mining Co Ltd

Teck Resources

The Perth Mint Australia

Trafigura Group Pte Ltd

Zijin Mining Group